UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2015

PFO GLOBAL, INC.

 (Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation)

333-167380	65-0434332
(Commission File Number)	(I.R.S. Employer Identification No.)

7501 Esters Blvd., Suite 100, Irving, TX 75063

(Address of principal executive offices)

(972) 573-6135

(Issuer's telephone number)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 7.01      Regulation FD Disclosure.

On October 19, 2015, PFO Global, Inc. (the “Company”) filed a Current Report on Form 8-K reporting that the Company was sending to each holder (each, a “Noteholder”) of a promissory note previously issued by the Company (each, a “Note”) documents requesting that such Noteholder agree, on or prior to October 30, 2015, to either (i) convert such Note into shares of the Company’s common stock, at a conversion price equal to $0.14 per share, or (ii) amend such Note to provide that it is payable in full in 36 months, with interest to accrue at the rate of 9% per annum until maturity, with automatic conversion into shares of the Company’s common stock in the event the Company completes a financing of $10 million or more. Such requests were sent as a condition to a potential new financing arrangement (the “Potential Financing”) proposed to be entered into between the Company and Hillair Capital Investment L.P. (the “Investor”), an existing investor in the Company, which Potential Financing would include a re-financing of the debentures sold by the Company to the Investor on July 1, 2015 and September 30, 2015 (as described in the Current Reports on Form 8-K filed by the Company on July 6, 2015 and October 2, 2015, respectively).

The Company was unable to obtain agreements from all Noteholders by October 30, 2015 as required by the Potential Financing documents. Thus, the Potential Financing proposal has been terminated.

Pursuant to the terms of the Securities Purchase Agreement between the Investor and the Company dated June 30, 2015, the Investor may, in its sole determination, elect to purchase, in one or more purchases, additional debentures with an aggregate subscription amount of up to $4,000,000. Under such provision, the Investor provided additional financing to the Company on November 13, 2015 as described in the Current Report on Form 8-K filed by the Company on November 17, 2015. There can be no assurance that further financing will occur.

The information contained in this report on Form 8-K is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. The Company makes no admission as to the materiality of any information in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 19, 2015

PFO GLOBAL, Inc.

By /s/ Tim Kinnear
Name: Tim Kinnear Title: Chief Financial Officer